Marathon Petroleum Corporation Reports Fourth-Quarter and Full-Year 2015 Results

•
Reported fourth-quarter earnings of $187 million ($0.35 per diluted share), including a pretax charge of $370 million ($0.44 per diluted share) to value inventories at the lower of cost or market; full-year earnings of $2.85 billion ($5.26 per diluted share)

•	Completed strategic combination between MPLX and MarkWest

•	Returned $1.6 billion to shareholders in 2015, including $362 million in the fourth quarter

FINDLAY, Ohio, Feb. 3, 2016 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2015 fourth-quarter earnings of $187 million, or $0.35 per diluted share, compared with $798 million, or $1.43 per diluted share, in the fourth quarter of 2014. Fourth-quarter 2015 earnings include a pretax charge of $370 million, or $0.44 per diluted share, to value inventories at lower of cost or market (LCM). The results of MarkWest are included from the Dec. 4, 2015, merger date.

Earnings were $2.85 billion, or $5.26 per diluted share, for the full-year 2015, compared with $2.52 billion, or $4.39 per diluted share, in 2014.

"In addition to our strong financial and operational results, we also made tremendous progress on our strategic objectives of growing the more stable cash-flow segments of our business and enhancing our refining margins,” said MPC President and Chief Executive Officer Gary R. Heminger. "Product price realizations and continued strong gasoline demand supported crack spreads in the fourth quarter. In addition, Speedway continued its strong performance during the fourth quarter, finishing the year with segment income of $673 million and nearly $1 billion of EBITDA [earnings before interest, taxes, depreciation and amortization]," Heminger said. He also added that Speedway LLC, MPC’s retail division, has substantially completed the planned conversions of its new East Coast and Southeast retail locations to the Speedway brand well ahead of schedule. "The acquisition of these retail locations has exceeded our expectations and has been a tremendous value driver for MPC."

The merger of MarkWest Energy Partners, L.P., and MPC’s sponsored master limited partnership (MLP) MPLX LP (NYSE: MPLX) on Dec. 4, 2015, was a significant accomplishment in the company’s strategy, highlighted Heminger. "This combination creates a diversified, large-cap MLP with compelling long-term growth opportunities. MPLX creates substantial value to MPC shareholders through its general partner interest." He noted that MPC has offered to contribute its inland marine business to MPLX at a supportive valuation in exchange for MPLX equity. "This drop-down of additional logistics assets to the partnership further diversifies its high-quality earnings stream. While MPC takes into consideration the capital allocation needs of both companies in determining sponsor support, the marine transaction demonstrates the flexible ways in which MPC can provide support to MPLX." The transaction is expected to close in the second quarter of 2016, pending requisite approvals.

Heminger noted that the continued decline in commodity prices, and the market's increasing belief that these conditions will persist for some period of time, has resulted in a challenging valuation and a higher yield environment within the MLP space. "Given current market conditions, more modest growth in volumes of natural gas and natural gas liquids, the increase in MPLX’s yield and the impacts to its valuation, MPLX is now forecasting distribution growth of 12 to 15 percent for 2016, which is among the highest for large-cap, diversified MLPs," Heminger said, also noting that MPLX expects to provide 2017 distribution growth guidance later this year.

MPC is focused on strengthening the earnings power of all aspects of its business, with expanded, margin-enhancing investments across the enterprise. MPC recently announced plans to invest $2 billion in the Galveston Bay refinery over the next five years, an investment program collectively referred to as the South Texas Asset Repositioning (STAR) program. "The investments planned as part of the STAR program are intended to increase production of higher-value products and improve the facility's reliability, as well as increase processing capacity. These high-return investments will also fully integrate our Galveston Bay refinery with our Texas City refinery, making it the second-largest refinery in the U.S.," said Heminger. "We expect a rapid payback on the staged investments planned for the STAR program."

Heminger stated that MPC’s investments in the business are balanced with returning capital to shareholders. Through share buyback programs and dividends, MPC returned a total of $1.6 billion of capital to shareholders in 2015, including $362 million during the fourth quarter. "Returning capital to our shareholders continues to be an instrumental part of our strategy," he said, noting that MPC has repurchased approximately 28 percent of the shares that were outstanding when it became a standalone company. "Through disciplined, strategic investments in our business and returning capital to shareholders, we remain focused on the long-term value proposition for our investors."

"By optimizing our logistics and transportation network, and using the flexibility inherent in our refining system, we continue to meet market needs quickly and efficiently as margin opportunities present themselves," said Heminger. "As our earnings demonstrate, our business produces strong results in a wide variety of market conditions."

Segment Results

Following the merger of MPLX and MarkWest, the name of MPC's Pipeline Transportation segment, which includes the operations of MPLX, was changed to Midstream to reflect its expanded business activities. The results of MarkWest are included from the Dec. 4, 2015, merger date.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2015	2014	2015	2014
Income from Operations by Segment
Refining & Marketing	$207	$1,016	$4,186	$3,609
Speedway	135	273	673	544
Midstream	71	58	289	280
Items not allocated to segments:
Corporate and other unallocated items	(75)	(82)	(308)	(286)
Pension settlement expenses	—	(6)	(4)	(96)
Impairment - cancellation of ROUX project	—	—	(144)	—
Income from operations	$338	$1,259	$4,692	$4,051

Fourth-quarter and full-year 2015 segment results include a non-cash charge of $370 million to value inventory at lower of cost or market. The charge reduced our Refining & Marketing segment and Speedway segment results by $345 million and $25 million, respectively. MPC assesses its inventory quarterly for a potential LCM adjustment. Based on movements of refined product prices, future adjustments could have a positive or negative effect to MPC's segment results and earnings.

Refining & Marketing

Refining & Marketing segment income from operations was $207 million in the fourth quarter of 2015 and $4.19 billion for full-year 2015, compared with $1.02 billion and $3.61 billion in the fourth quarter of 2014 and full-year 2014, respectively.

The decrease in quarter-over-quarter results was primarily due to the effects of the $345 million LCM charge and a last-in, first-out (LIFO) inventory accounting charge of approximately $45 million in the fourth quarter of 2015 compared to a LIFO benefit of approximately $240 million in the fourth quarter of 2014. In addition, segment results were negatively impacted by the effect of lower overall commodity prices on volumetric gains and unfavorable crude oil and feedstock acquisition costs relative to benchmark Light Louisiana Sweet (LLS) crude oil. These negative impacts were partially offset by higher crack spreads and the favorable effects of changes in market structure on crude oil acquisition prices.

The U.S. Gulf Coast (USGC) and Chicago LLS blended 6-3-2-1 crack spread increased from $5.43 per barrel in the fourth quarter of 2014 to $6.65 per barrel in the fourth quarter of 2015, primarily due to an increase in the USGC crack spread.
The increase in Refining & Marketing segment income from operations for full-year 2015 compared to full-year 2014 was primarily due to higher crack spreads, favorable effects of changes in market structure on crude oil acquisition prices, more favorable net product price realizations compared to spot market reference prices and lower direct operating costs. These positive impacts were partially offset by unfavorable crude oil and feedstock acquisition costs relative to benchmark LLS crude oil, the unfavorable effect of lower commodity prices on volumetric gains and the LCM inventory valuation charge.

The blended 6-3-2-1 crack spread for the full year increased from $8.11 per barrel in 2014 to $9.70 per barrel in 2015.
Speedway

Speedway segment income from operations was $135 million in the fourth quarter of 2015 and $673 million for full-year 2015, compared with $273 million in the fourth quarter of 2014 and $544 million for full-year 2014. The decrease in segment income for the fourth quarter is primarily due to a lower light product gross margin, a $25 million non-cash LCM charge and an increase in operating expenses, partially offset by an increase in merchandise margin. Speedway's light product margin decreased to 18.23 cents per gallon in the fourth quarter of 2015 from 24.51 cents per gallon in the fourth quarter of 2014, which was a record quarter.

The increase for the full-year 2015 was primarily due to the full-year benefit from the locations acquired along the East Coast and Southeast on Sept. 30, 2014, as well as higher light product margins. Speedway's light product margin increased to 18.23 cents per gallon in 2015 from 17.75 cents per gallon in 2014.

Midstream

Midstream segment income from operations, which includes 100 percent of MPLX’s operations as well as other related operations, was $71 million in the fourth quarter of 2015 and $289 million for full-year 2015, compared with $58 million and $280 million for the fourth quarter and full-year 2014, respectively. The increase in Midstream segment income for the fourth quarter and full-year of 2015 compared to 2014 was primarily due to the inclusion of MarkWest from the Dec. 4, 2015, merger date, partially offset by approximately $26 million and $30 million of merger transaction costs for the fourth-quarter and full-year 2015, respectively.

Items Not Allocated to Segments

Corporate and other unallocated expenses of $75 million in the fourth quarter of 2015 and $308 million for full-year 2015 were $7 million lower than the fourth quarter of 2014 and $22 million higher than full-year 2014. The reduction for the fourth quarter was primarily due to various lower corporate expenses while the increase for the full year is largely due to a lower allocation of employee benefit costs to the segments.

For full-year 2015, MPC recorded pretax pension settlement expenses of $4 million compared with $96 million of pretax pension settlement expenses in 2014.

Full-year 2015 unallocated expenses also included the $144 million impairment charge recorded in the third quarter of 2015 related to the cancellation of the ROUX project at our refinery in Garyville, La. The charge reflects the write-off of costs capitalized on the project through Sept. 30, 2015, including front-end engineering and long lead-time equipment.

Strong Financial Position and Liquidity

On Dec. 31, 2015, the company had $1.1 billion in cash and cash equivalents, an unused $2.5 billion revolving credit agreement and a $0.7 billion unused trade receivables securitization facility. Availability under the trade receivables securitization facility is a function of refined product selling prices, which will be lower in a sustained lower price environment. The company’s liquidity should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders.

On Dec. 14, 2015, we completed a public offering of $1.5 billion in aggregate principal amount of unsecured senior notes. On Dec. 21, we used approximately $763 million of the net proceeds from this offering to fund the extinguishment of our obligation for the $750 million aggregate principal amount of 3.5 percent senior notes due in March of 2016, including remaining interest to maturity. As a result, we recorded a loss on extinguishment of debt of $5 million, which is reflected in net interest and other financial income (costs).

Conference Call

At 10 a.m. EST today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call by dialing 1-800-446-1671 (confirmation #41539370) or by visiting MPC's website at http://www.marathonpetroleum.com and clicking on the "2015 Fourth-Quarter Financial Results" link. Replays of the conference call will be available on the company's website through Wednesday, Feb. 17. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation's fourth-largest refiner, with a crude oil refining capacity of approximately 1.8 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,600 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation's second-largest convenience store chain, with approximately 2,770 convenience stores in 22 states. MPC owns, leases or has ownership interests in approximately 8,300 miles of crude and light product pipelines and 5,000 miles of gas gathering and natural gas liquids (NGL) pipelines. MPC also has ownership interests in more than 50 gas processing plants, more than 10 NGL fractionation facilities and a condensate stabilization facility. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC's fully integrated system provides operational flexibility to move crude oil, NGLs, feedstocks and petroleum-related products efficiently through the company's distribution network and midstream service businesses in the Midwest, Northeast, Southeast and Gulf Coast regions.

Investor Relations Contacts:
Lisa Wilson (419) 421-2071
Teresa Homan (419) 421-2965

Media Contacts:
Chuck Rice (419) 421-2521
Brandon Daniels (419) 421-3127

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (“MPC”), MPLX LP (“MPLX”), and MarkWest Energy Partners, L.P. ("MarkWest").These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC, MPLX, and MarkWest. You can identify forward-looking statements by words such as “anticipate,” “believe,” “design,” “estimate,” "objective," “expect,” “forecast,” “goal,” "guidance," “imply,” “intend,” “objective,” “opportunity,” “outlook,” "plan," "position," "potential," “predict,” “project,” “seek,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: risks described below relating to MPLX, MarkWest and the MPLX/MarkWest merger transaction; changes to the expected construction costs and timing of pipeline projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard; MPC’s ability to successfully integrate the acquired Hess retail operations and achieve the strategic and other expected objectives relating to the acquisition; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with Securities and Exchange Commission (SEC). Factors that could cause MPLX's actual results to differ materially from those implied in the forward-looking st atements include: negative capital market conditions, including a persistence or increase of the current yield on common units, which is higher than historical yields, adversely affecting MPLX’s ability to meet its distribution growth guidance; risk that the synergies from the MPLX/MarkWest merger transaction may not be fully realized or may take longer to realize than expected; disruption from the MPLX/MarkWest merger transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of MarkWest; the adequacy of MPLX's respective capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay MPLX’s distributions, and the ability to successfully execute their business plans and growth strategies; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; volatility in and/or degradation of market and industry conditions; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under MPLX's commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including dropdowns, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; federal and state environmental, economic, health and safety, energy and other policies and regulations; changes to MPLX's capital budget; other risk factors inherent to MPLX or MarkWest's industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with the SEC; and the factors set forth under the heading "Risk Factors" in MarkWest's Annual Report on Form 10-K for the year ended Dec. 31, 2014, and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2015, filed with the SEC (former ticker symbol: MWE). These risks, as well as other risks associated with MPLX, MarkWest and the merger transaction, are also more fully discussed in the joint proxy statement and prospectus included in the registration statement on Form S-4 filed by MPLX and declared effective by the SEC on Oct. 29, 2015, as supplemented. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC's Form 10-K, in MPLX's Form 10-K, or in MarkWest's Form 10-K and Form 10-Qs could also have material adverse effects on forward-looking statements. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MarkWest's Form 10-K and Form 10-Qs are available on the SEC website (former ticker symbol: MWE), MarkWest's website at http://investor.markwest.com or by contacting MPLX’s Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per-share data)	2015(a)	2014	2015(a)	2014
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$15,607	$22,250	$72,051	$97,817
Income from equity method investments	30	32	88	153
Net gain on disposal of assets	1	7	7	21
Other income	41	54	112	111
Total revenues and other income	15,679	22,343	72,258	98,102
Costs and expenses:
Cost of revenues (excludes items below)	12,008	18,199	55,583	83,770
Purchases from related parties	89	104	308	505
Inventory market valuation charges	370	—	370	—
Consumer excise taxes	1,933	1,949	7,692	6,685
Depreciation and amortization	413	359	1,646	1,326
Selling, general and administrative expenses	433	371	1,576	1,375
Other taxes	95	102	391	390
Total costs and expenses	15,341	21,084	67,566	94,051
Income from operations	338	1,259	4,692	4,051
Net interest and other financial income (costs)	(103)	(72)	(318)	(216)
Income before income taxes	235	1,187	4,374	3,835
Provision for income taxes	67	382	1,506	1,280
Net income	168	805	2,868	2,555
Less net income (loss) attributable to noncontrolling interests	(19)	7	16	31
Net income attributable to MPC	$187	$798	$2,852	$2,524

Per-share data
Basic:
Net income attributable to MPC per share	$0.35	$1.44	$5.29	$4.42
Weighted average shares:(b)	531	554	538	570
Diluted:
Net income attributable to MPC per share	$0.35	$1.43	$5.26	$4.39
Weighted average shares:(b)	535	558	542	574
Dividends paid	$0.32	$0.25	$1.14	$0.92

(a)	Includes the results of MarkWest from the Dec. 4, 2015, merger date.

(b)	The number of weighted average shares for the periods ended Dec. 31, 2015, and 2014, reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2015	2014	2015	2014
Income from Operations by segment
Refining & Marketing(a)	$207	$1,016	$4,186	$3,609
Speedway(a)	135	273	673	544
Midstream(b)(c)	71	58	289	280
Items not allocated to segments:
Corporate and other unallocated items	(75)	(82)	(308)	(286)
Pension settlement expenses	—	(6)	(4)	(96)
Impairment(d)	—	—	(144)	—
Income from operations(a)	338	1,259	4,692	4,051
Net interest and other financial income (costs)(c)	(103)	(72)	(318)	(216)
Income before income taxes	235	1,187	4,374	3,835
Provision for income taxes	67	382	1,506	1,280
Net income	168	805	2,868	2,555
Less net income (loss) attributable to noncontrolling interests	(19)	7	16	31
Net income attributable to MPC	$187	$798	$2,852	$2,524

Capital Expenditures and Investments(e)
Refining & Marketing	$409	$373	$1,143	$1,104
Speedway	226	198	501	2,981
Midstream	14,080	125	14,432	543
Corporate and Other(f)	71	30	192	110
Total	$14,786	$726	$16,268	$4,738

(a)
Includes non-cash LCM inventory valuation charge of $370 million, which reduced Refining & Marketing and Speedway segment income by $345 million and $25 million, respectively for the fourth-quarter and full-year 2015.

(b)	Includes the results of MarkWest from the Dec. 4, 2015, merger date.

(c)
The three months and year ended Dec. 31, 2015, includes transaction costs of $32 million and $36 million, respectively, related to the MarkWest merger. The Midstream segment results for the three months and year ended Dec. 31, 2015, reflect $26 million and $30 million of these costs, respectively. The remaining $6 million is included in net interest and other financial income (costs) in both periods.

(d)	Reflects an impairment charge resulting from the cancellation of the ROUX project in the third quarter 2015.

(e)
The three months and year ended Dec. 31, 2015, includes $13.84 billion for the MarkWest merger. The three months and year ended Dec. 31, 2014, includes $31 million and $2.71 billion, respectively, for the acquisition of Hess' retail operations and related assets.

(f)	Includes capitalized interest.

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd)(a)	2,257	2,275	2,301	2,138
Refining & Marketing (R&M) Operating Statistics
R&M refined product sales volume (mbpd)(b)	2,248	2,263	2,289	2,125
R&M gross margin (dollars per barrel)(c)(d)	$12.70	$15.12	$15.25	$15.05
Crude oil capacity utilization (percent)(e)	95	96	99	95
Refinery throughputs (mbpd):(f)
Crude oil refined	1,638	1,643	1,711	1,622
Other charge and blendstocks	201	217	177	184
Total	1,839	1,860	1,888	1,806
Sour crude oil throughput (percent)	55	51	55	52
WTI-priced crude oil throughput (percent)	20	22	20	19
Refined product yields (mbpd):(f)
Gasoline	934	921	913	869
Distillates	615	599	603	580
Propane	35	32	36	35
Feedstocks and special products	204	265	281	276
Heavy fuel oil	34	21	31	25
Asphalt	49	58	55	54
Total	1,871	1,896	1,919	1,839
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$1.71	$1.77	$1.13	$1.80
Depreciation and amortization	1.43	1.37	1.39	1.41
Other manufacturing(h)	4.25	4.52	4.15	4.86
Total	$7.39	$7.66	$6.67	$8.07
R&M Operating Statistics by Region - Gulf Coast
Refinery throughputs (mbpd):(i)
Crude oil refined	1,043	996	1,060	991
Other charge and blendstocks	206	205	184	182
Total	1,249	1,201	1,244	1,173
Sour crude oil throughput (percent)	69	64	68	64
WTI-priced crude oil throughput (percent)	4	5	6	3
Refined product yields (mbpd):(i)
Gasoline	557	539	534	508
Distillates	408	376	392	368
Propane	26	20	26	23
Feedstocks and special products	247	272	286	274
Heavy fuel oil	19	12	15	13
Asphalt	18	11	16	13
Total	1,275	1,230	1,269	1,199
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$1.12	$1.98	$0.81	$1.82
Depreciation and amortization	1.08	1.11	1.09	1.15
Other manufacturing(h)	3.78	4.37	3.88	4.73
Total	$5.98	$7.46	$5.78	$7.70

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
R&M Operating Statistics by Region - Midwest
Refinery throughputs (mbpd):(i)
Crude oil refined	595	647	651	631
Other charge and blendstocks	56	48	39	45
Total	651	695	690	676
Sour crude oil throughput (percent)	31	32	34	33
WTI-priced crude oil throughput (percent)	48	48	43	44
Refined product yields (mbpd):(i)
Gasoline	377	382	379	361
Distillates	207	223	211	212
Propane	11	13	12	13
Feedstocks and special products	15	27	38	43
Heavy fuel oil	16	10	17	13
Asphalt	31	47	39	41
Total	657	702	696	683
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$2.69	$1.30	$1.64	$1.66
Depreciation and amortization	1.97	1.73	1.83	1.78
Other manufacturing(h)	4.72	4.59	4.36	4.76
Total	$9.38	$7.62	$7.83	$8.20
Speedway Operating Statistics(j)
Convenience stores at period-end	2,766	2,746
Gasoline and distillate sales (millions of gallons)	1,537	1,521	6,038	3,942
Gasoline and distillate gross margin (dollars per gallon)(d)(k)	$0.1823	$0.2451	$0.1823	$0.1775
Merchandise sales (in millions)	$1,210	$1,189	$4,879	$3,611
Merchandise gross margin (in millions)	$340	$324	$1,368	$975
Merchandise gross margin percent	28.0%	27.2%	28.0%	27.0%
Same store gasoline sales volume (period over period)	(0.3)%	0.3%	(0.3)%	(0.7)%
Same store merchandise sales (period over period)(l)	2.7%	5.4%	4.1%	5.0%

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Midstream Operating Statistics
Crude oil and refined product pipeline throughputs (mbpd)(m)	2,071	2,215	2,191	2,119
Gathering system throughput (million cubic feet per day)(n)	3,075		3,075
Natural gas processed (million cubic feet per day)(n)	5,468		5,468
C2 (ethane) + NGLs (natural gas liquids) fractionated (mbpd)(n)	307		307

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.

(b)	Includes intersegment sales.

(c)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.

(d)	Excludes the LCM inventory valuation charge of $345 million for R&M and $25 million for Speedway for fourth-quarter and full-year 2015.

(e)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(f)	Excludes inter-refinery volumes of 61 mbpd and 36 mbpd for fourth quarter 2015 and 2014, respectively, and 46 mbpd and 43 mbpd for the full-year 2015 and 2014, respectively.

(g)	Per barrel of total refinery throughputs.

(h)	Includes utilities, labor, routine maintenance and other operating costs.

(i)	Includes inter-refinery transfer volumes.

(j)	Includes the results of Hess' retail operations and related assets beginning on the Sept. 30, 2014, acquisition date.

(k)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.

(l)	Excludes cigarettes. Same store comparison includes only locations owned at least 13 months.

(m)	On owned common-carrier pipelines, excluding equity method investments.

(n)	Includes amounts related to unconsolidated equity method investments. Includes the MarkWest results beginning on the Dec. 4, 2015, merger date.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2015	2014	2015	2014
Segment EBITDA(a)
Refining & Marketing(b)	$482	$1,279	$5,265	$4,654
Speedway(b)	201	335	927	696
Midstream	129	77	406	357
Total Segment EBITDA(a)(b)	812	1,691	6,598	5,707
Total segment depreciation & amortization	(399)	(344)	(1,450)	(1,274)
Items not allocated to segments	(75)	(88)	(456)	(382)
Income from operations	338	1,259	4,692	4,051
Net interest and other financial income (costs)	(103)	(72)	(318)	(216)
Income before income taxes	235	1,187	4,374	3,835
Income tax provision	67	382	1,506	1,280
Net income	168	805	2,868	2,555
Less: Net income (loss) attributable to noncontrolling interests	(19)	7	16	31
Net income attributable to MPC	$187	$798	$2,852	$2,524

(a)
Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes, depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

(b)
Includes non-cash LCM inventory valuation charge of $370 million, which reduced Refining & Marketing and Speedway EBITDA by $345 million and $25 million, respectively for the fourth-quarter and full-year 2015.

Select Financial Data (Unaudited)

(Dollars in millions)	December 31, 2015	September 30 2015
Cash and cash equivalents	$1,127	$2,044
Total debt(a)	11,925	6,692
Equity	19,678	12,925
Debt-to-total-capital ratio (percent)	38	34
Shares outstanding (millions)	531	534

Cash provided from operations (quarter ended)	$808	$1,069

(a) Includes long-term debt due within one year.